UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
February 25, 2005

Maxtor Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-16447	77-0123732
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

500 McCarthy Blvd., Milpitas, California 95035
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(408) 894-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

     On March 4, 2005, Maxtor Corporation (the “Company”) determined to proceed with a reduction in force of up to 5,500 employees at its Singapore manufacturing operations. The reduction in force is to result from the Company’s previously announced transition of manufacturing for additional desktop products from its Singapore manufacturing operations to China and closure of one of its two plants in Singapore, scheduled to be completed by the first quarter of 2006. The Company expects that approximately 2,500 positions will be reduced by attrition and the remainder by severance. An estimated $12 million will be recorded in the first quarter of 2005 for severance-related expenses from the reduction in force, all of which will be cash expenditures. The Company anticipates that the cash outflow from this charge will be approximately even over the four quarters commencing in the second quarter of 2005. In addition to the severance costs, the Company will also spend approximately $6 million in retention bonuses over a two year period, paid out as $1.5 million at the end of one year and $4.5 million at the end of the second year, recorded ratably over those periods.

Item 8.01 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     Roger W. Johnson, a director of the Company and a member of both the Audit Committee and the Compensation Committee, died late on February 25, 2005.

     On the afternoon of February 26, 2005, the Company’s Board of Directors (the “Board”) appointed one of its current directors, Mr. Charles M. Boesenberg, to the Audit Committee. The Board has determined that each member of the Audit Committee, including Mr. Boesenberg, is financially literate as the Board interprets such term in its business judgment.

     The Board also reduced the total authorized directors from seven (7) to six (6) and reduced the size of Class II from two (2) to one (1) director. With the death of Mr. Johnson, the composition of the Compensation Committee fell from three (3) members to two (2) members. Pursuant to the Compensation Committee Charter, there are to be three (3) members of the Compensation Committee and accordingly there is a vacancy on this Committee. The Nominating Committee is currently conducting a search for additional directors for the Board of Directors.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 4, 2005

MAXTOR CORPORATION
By:	/s/ Duston M. Williams
	Name:	Duston M. Williams
	Title:	Executive Vice President, Finance and Chief Financial Officer